Exhibit 99.1

Press Release

Date:	August 9, 2006	Contact:	Amy M. Dunaway
For Release:	Immediately	Telephone:	(334) 834-5483
THE ENSTAR GROUP, INC. REPORTS SECOND QUARTER RESULTS
     Montgomery, Alabama — August 9, 2006... The Enstar Group, Inc. (“Enstar” or the “Company”) (Nasdaq:ESGR) today reported its earnings and financial position for the quarter ended June 30, 2006.
     Enstar reported net income of $1,132,000 and $3,835,000 for the three and six months ended June 30, 2006, compared to $796,000 and $835,000 for the same periods last year. Earnings per diluted share were $.19 and $.65 for the three and six months ended June 30, 2006, compared to $.14 for both periods last year. The changes in net income for the three and six months ended June 30, 2006, compared to the same periods in the prior year, were primarily attributable to an increase in interest income and an increase in earnings from its partially owned equity affiliate, Castlewood Holdings Limited (“Castlewood Holdings”), offset by increases in general and administrative expenses and income taxes. General and administrative expenses were higher in the second quarter of 2006 due to merger-related fees and charges. The Company also recorded its share of an extraordinary gain from Castlewood Holdings in the first quarter of 2006.
     The Company’s total assets were $195,854,000 at June 30, 2006, consisting primarily of $95,699,000 in cash, cash equivalents and certificates of deposit and $96,041,000 in ownership of operating businesses. Total assets were $185,220,000 at December 31, 2005. Shareholders’ equity was $177,324,000 at June 30, 2006, up from $165,123,000 at December 31, 2005.
     On May 24, 2006, Enstar and Castlewood Holdings announced the execution of a definitive merger agreement, pursuant to which Enstar will become a wholly-owned subsidiary of Castlewood Holdings. In connection with the proposed merger, Castlewood Holdings has filed a preliminary registration statement, which includes a proxy statement prepared by Enstar, and other materials with the Securities and Exchange Commission (“SEC”). Investors are urged to read the final documents when they become available because they will contain important information about Castlewood Holdings, Enstar, the proposed merger and related matters. The preliminary registration statement and proxy statement, as well as other filed documents containing information about Castlewood Holdings, Enstar, the proposed merger and related matters, are available through Enstar’s website, www.enstargroup.com. Enstar, Castlewood Holdings and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Enstar shareholders with respect to the proposed merger. Additional information about the interests of potential participants is included in the preliminary registration statement and proxy statements and other materials filed with the SEC.
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THE ENSTAR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
	2006	2005
	(dollars in thousands)
	(unaudited)
Total assets	$195,854	$185,220

Total liabilities	$18,530	$20,097
Total shareholders’ equity	177,324	165,123

Total liabilities and shareholders’ equity	$195,854	$185,220

THE ENSTAR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	Three Months Ended June. 30,
	2006	2005
	(dollars in thousands, except
	per share data)
	(unaudited)
Interest income	$1,067	$561
Other investment income	—	604
Earnings of partially owned equity affiliates	4,125	1,046
Other income	106	101
General and administrative expenses	(2,933)	(861)

Income before income taxes	2,365	1,451
Income taxes	(1,233)	(655)

Net income	$1,132	$796

Comprehensive income	$1,543	$1,362

Weighted average shares outstanding — basic	5,604,110	5,517,909

Weighted average shares outstanding — assuming dilution	5,930,382	5,845,621

Net income per common share — basic	$.20	$.14

Net income per common share — assuming dilution	$.19	$.14

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	Six Months Ended June 30,
	2006	2005
	(dollars in thousands, except
	per share data)
	(unaudited)
Interest income	$1,849	$1,043
Other investment income	199	604
Earnings of partially owned equity affiliates	6,755	1,311
Other income	209	201
General and administrative expenses	(3,500)	(1,641)

Income before income taxes and extraordinary gain	5,512	1,518
Income taxes	(2,552)	(683)

Income before extraordinary gain	2,960	835
Extraordinary gain, net of tax of $543	875	—

Net income	$3,835	$835

Comprehensive income	$4,239	$1,377

Weighted average shares outstanding — basic	5,561,247	5,517,909

Weighted average shares outstanding — assuming dilution	5,906,240	5,847,330

Net income per common share — basic	$.69	$.15

Net income per common share — assuming dilution	$.65	$.14

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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release include the following: the success of recently completed acquisitions; Enstar’s ability to locate suitable acquisition targets to complement Enstar’s current operating businesses; Enstar’s dependence on executive officers, directors and other key personnel; and conflicts of interest which might prevent Enstar from pursuing desirable investment and business opportunities. Other important risk factors regarding Enstar are set forth in Item 1A. “Risk Factors” to Enstar’s Form 10-K for the year ended December 31, 2005, and are hereby incorporated herein by reference.
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